EXHIBIT (j)
Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sit Large Cap Growth Fund, Inc.
Sit Mid Cap Growth Fund, Inc.
Sit Mutual Funds, Inc.:

We consent to the use of our report dated August 20, 2008 on the statements of assets and liabilities, including the portfolios of investments, of Sit Large Cap Growth Fund, Inc., Sit Mid Cap Growth Fund, Inc., and Sit Balanced Fund, Sit Dividend Growth Fund, Sit International Growth Fund, Sit Small Cap Growth Fund, and Sit Developing Markets Growth Fund (each a series of Sit Mutual Funds, Inc.) as of June 30, 2008, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, incorporated herein by reference and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Custodian; Counsel; Accountants” in the Statement of Additional Information of the Registration Statement.

KPMG LLP

Minneapolis, Minnesota
October 16, 2008